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                                                                    EXHIBIT 4.13

                               FOURTH AMENDMENT TO
                       CREDIT AND INTERCREDITOR AGREEMENT
                       ----------------------------------

         THIS FOURTH AMENDMENT TO CREDIT AND INTERCREDITOR AGREEMENT, dated as of August 3, 1998 (this "Amendment"), among CASTING TECHNOLOGY COMPANY, an Indiana general partnership (the "Company"), NBD BANK, N.A., a national banking association (successor by assignment to NBD Bank, a Michigan banking corporation) ("NBD"), and THE ASAHI BANK, LTD., a Japanese banking corporation acting through its Chicago Branch ("Asahi") (NBD and Asahi, collectively, the "Banks" and individually, a "Bank"), and NBD BANK, N.A., a national banking association, as agent for the Banks (in such capacity, the "Agent").

                                    RECITALS
                                    --------

         A. The parties hereto have entered into a Credit and Intercreditor Agreement dated July 28, 1995 (as amended, the "Credit Agreement"), which is in full force and effect.

         B. The Company desires to amend the Credit Agreement as herein provided, and the Banks and the Agent are willing to so amend the Credit Agreement on the terms set forth herein.

                                    AGREEMENT
                                    ---------

         Based upon these recitals, the parties agree as follows:

         1. AMENDMENT. Upon the effective date of this Amendment, the Credit Agreement shall be amended as follows:

         Section 5.2(a) of the Credit Agreement is amended by adding the following paragraph to the end of such subsection:

                  Notwithstanding anything else contained in this Agreement, the Company may incur Indebtedness to the Partners or the Guarantors, or any of them, in aggregate principal amount not to exceed Six Million Dollars ($6,000,000) at any one time outstanding, and make payments of principal and interest thereon (irrespective of the limitations contained in Section 5.2(h)), PROVIDED that, upon the occurrence and during the continuance of any Default or Event of Default, all such Indebtedness to the Partners or the Guarantors shall be subordinated to all Indebtedness now or hereafter owing by the Company to the Banks until all Indebtedness owing by the Company to the Banks has been irrevocably paid in full.

         2. REFERENCES TO CREDIT AGREEMENT. From and after the effective date of this Amendment, references to the Credit Agreement in the Credit Agreement and all other documents issued under or with respect thereto (as each of the foregoing is amended hereby or pursuant hereto) shall be deemed to be references to the Credit Agreement as amended hereby.

         3. REPRESENTATIONS AND WARRANTIES. The Company represents and Warrants to the Banks and the Agent that:

         (a)      (i) The execution and delivery by the Partners on behalf of the Company and



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the performance by the Company of this Amendment and all agreements, instruments, and documents delivered pursuant hereto by the Company have been duly authorized by all necessary action and do not and will not violate any provision of any law, rule, regulation, order, judgment, injunction, or award presently in effect applying to the Company, or of the Company's charter, or result in a breach of or constitute a default under any material agreement, lease or instrument to which the Company is a party or by which it or its properties may be bound or affected; (ii) no authorization, consent, approval, license, exemption or filing of a registration with any court or governmental department, agency or instrumentality is or will be necessary to the valid execution, delivery or performance by the Company of this Amendment and all agreements and documents delivered pursuant hereto; and (iii) this Amendment and all agreements and documents delivered pursuant hereto by the Company are the legal, valid and binding obligations of the Company, enforceable against it in accordance with the terms thereof.

         (b) After giving effect to the amendments contained herein, the representations and warranties contained in Article IV (other than Section 4.6) of the Credit Agreement are true and correct on and as of the effective date hereof with the same force and effect as if made on and as of such effective date.

         (c) No Default or Event of Default has occurred and is continuing or will exist under the Credit Agreement as of the effective date hereof.

         4. MISCELLANEOUS. The terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement. Except as expressly amended hereby, the Credit Agreement and all other documents issued under or with respect thereto are hereby ratified and confirmed by the Banks, the Agent, and the Company and shall remain in fall force and effect, and the Company acknowledges that it has no defense, offset or counterclaim with respect thereto.

         5. COUNTERPARTS. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart.

         6. EXPENSES. The Company agrees to pay and save the Agent and the Banks harmless from liability for all costs and expenses of the Agent and the Banks arising in respect of this Amendment, including the reasonable fees and expenses of the respective counsel to the Agent and the Banks in connection with preparing and reviewing this Amendment and any related agreements and documents.

         7. GOVERNING LAW. This Amendment is a contract made under, and shall be governed by and construed in accordance with, the laws of the State of Michigan applicable to contracts made and to be performed entirely within such state and without giving effect to the choice law principles of such state.



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         IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.


                                       CASTING TECHNOLOGY COMPANY
                                       By:  AMCAST CASTING TECHNOLOGIES, INC.,
                                       Its General Partner

                                       By: /s/ John H. Shuey
                                          --------------------------------------
                                            John H. Shuey
                                            Its: President

                                       And By: IZUMI, INC.,
                                         its General Partner


                                       By: /s/ Tomoaki Izumi
                                          --------------------------------------
                                            Tomoaki Izumi
                                            Its: Vice President & CEO

                                       AMCAST CASTING TECHNOLOGIES, INC.,
                                        individually

                                       By: /s/ John H. Shuey
                                          --------------------------------------
                                            John H. Shuey
                                            Its: President

                                       IZUMI, INC.,
                                       individually

                                       By:
                                          --------------------------------------

                                            Its:
                                                ----------------------

                                       NBD BANK, N.A., individually and as Agent

                                       By: /s/ Edward C. Hathaway
                                          --------------------------------------
                                            Edward C. Hathaway
                                            Its: First Vice President


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